Exhibit 10.1

SECOND AMENDMENT TO CREDIT AGREEMENT

This Second Amendment to Credit Agreement (“Amendment”) dated November 15, 2019 is entered into between DAKTRONICS, INC., a South Dakota corporation (the “Borrower”) and U.S. BANK NATIONAL ASSOCIATION, a national banking association (together with its successors and assigns, the “Lender”).
RECITALS:

A.Lender and Borrower entered into a Credit Agreement dated November 15, 2016, as amended, pursuant to which Lender made certain Revolving Loans to Borrower.

B.The parties wish to amend the Credit Agreement as provided in this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is acknowledged, the parties agree as follows:

1.The following defined term is added to Section 1.1 of the Credit Agreement:

“Laws” means collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities such as orders, writs, judgments, injunctions, decrees or awards, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
2.The following defined terms in Section 1.1 of the Credit Agreement are amended and restated to read:

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Facility Termination Date” means November 15, 2022, or any earlier date on which the Revolving Commitment Amount is reduced to zero or the Revolving Commitment is otherwise terminated pursuant to the terms hereof.
“Sanctions” means sanctions administered or enforced from time to time by the U.S. government, including those administered by OFAC or the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

3.The following defined terms are deleted from Section 1.1 of the Loan Agreement: “Risk Based Capital Guidelines,” “Sanctioned Country,” and “Sanctioned Person.”

4.Section 2.6 of the Credit Agreement is amended and restated to read:

2.6    Interest Rates. Interest on each advance hereunder shall accrue at an annual rate equal to the Applicable Margin plus the Daily Reset LIBOR Rate. Lender’s internal records of applicable interest rates shall be determinative in the absence of manifest error. If the rate index described above shall become unavailable or shall cease to exist, Lender may, in its discretion, designate a successor to the interest rate described above (which may include a successor index and a spread adjustment).
5.Section 3.1 of the Credit Agreement is amended and restated to read:

3.1    Yield Protection; Capital Adequacy.

(a)Increased Costs Generally. If any Change in Law shall:

(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, Lender;

(ii)subject Lender to any Taxes (other than Indemnified Taxes, Excluded Taxes, and Other Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, or

(iii)impose on Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or a Loan, and the result of any of the foregoing is to increase the cost to Lender of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any Loan or to reduce the amount of any sum received or receivable by Lender hereunder (whether of principal, interest or any other amount), then, upon request of Lender, Borrower will pay to Lender such additional amount or amounts as will compensate Lender for such additional costs incurred or reduction suffered.

(b)Capital Requirements. If Lender determines that any Change in Law affecting Lender or any lending office of Lender or Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on Lender’s capital or on the capital of Lender’s holding company, if any, as a consequence of this Agreement, the Revolving Commitment or the Loans to a level below that which Lender or Lender’s holding company could have achieved but for such Change in Law (taking into consideration Lender’s policies and the policies of Lender’s holding company with respect to capital adequacy), then from time to time Borrower will pay to Lender such additional amount or amounts as will compensate Lender or Lender’s holding company for any such reduction suffered.

6.	Section 3.2 of the Credit Agreement is amended and restated to read:

3.2     Certificates for Reimbursement; Delay in Requests. A certificate of Lender setting forth the amount or amounts necessary to compensate Lender or its holding company, as the case may be, as specified in Section 3.1 and delivered to Borrower shall be conclusive absent manifest error. Borrower shall pay Lender the amount shown as due on any such certificate within 10 days after receipt thereof. Failure or delay on the part of Lender to demand compensation pursuant to Section 3.1 shall not constitute a waiver of Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate Lender pursuant to Section 3.1 for any increased costs incurred or reductions suffered more than nine months prior to the date that Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions, and of Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

7.	Section 5.17 of the Credit Agreement is amended and restated to read:

5.17    Anti-Corruption Laws; Sanctions; Anti-Terrorism Laws. Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of Borrower, their respective directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. Borrower has implemented and maintains in effect for itself and its Subsidiaries policies and procedures to ensure compliance by Borrower, its Subsidiaries, and their respective officers, employees, directors, and agents with Anti-Corruption Laws and applicable Sanctions. None of Borrower, its Subsidiaries or any directors, officer, employee, agent, or affiliate of Borrower or its Subsidiaries is an individual or entity that is, or is 50% or more owned (individually or in the aggregate, directly or indirectly) or controlled by individuals or entities (including any agency, political subdivision or instrumentality of any government) that are (i) the target of any Sanctions or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions (currently Crimea, Cuba, Iran, North Korea and Syria).

8.	Section 6.2 of the Credit Agreement is amended and restated to read:

6.2    Using Loan Proceeds. Borrower will not request any Loan, and will not use, and Borrower will ensure that its Subsidiaries and its or their respective directors, officers, employees and agents do not use, the proceeds of any Loan in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws. Borrower will not, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as underwriter, advisor, investor, or otherwise).

9.	Section 6.7 of the Credit Agreement is amended and restated to read:

6.7    Compliance with Laws; Anti-Money Laundering Laws.

(a)Borrower will, and will cause its Subsidiaries to, (i) comply in all material respects with all Laws to which it may be subject including, without limitation, Anti-Corruption Laws and applicable Sanctions, and (ii) perform in all material respects their obligations under material agreements to which they are a party. Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by Borrower, its Subsidiaries, and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions. Borrower will not use or allow any tenants or subtenants to use, or permit any Subsidiary to use or allow any tenants or subtenants to use any Property owned by Borrower for any business activity that violates any federal or state law or that supports a business that violates any federal or state law.

(b)Borrower will, and will cause its Subsidiaries and Affiliates to, provide such information and take such actions as are reasonably requested by Lender in order to assist Lender in maintaining compliance with any anti-money laundering Laws.

10.	Section 6.16 of the Credit Agreement is amended and restated to read:

6.16    Financial Covenants.
(a)Adjusted Fixed Charge Coverage Ratio. Borrower will not permit the Adjusted Fixed Charge Ratio, determined as of the end of each fiscal quarter for the then most-recently ended four (4) fiscal quarters, to be less than 2.0 to 1.0.

(b)IBD/EBITDA Ratio. Borrower will not permit the ratio of its IBD to EBITDA, determined as of the end of each fiscal quarter for the then most-recently ended four (4) fiscal quarters, to be greater than 2.0 to 1.0.

11.    Borrower represents and warrants that as of the date of this Amendment, no Default or Event of Default has occurred and is continuing.

12.    This Amendment does not constitute a novation of the Credit Agreement. Except as modified in this Amendment, all of the terms and conditions of the Credit Agreement will remain in full force and effect.

13.    Borrower acknowledges the Credit Agreement and related Loan Documents are and will remain the legal and binding obligation of Borrower, free of any claim, defense, or offset.

14.    The officers signing on behalf of the Borrower represent and warrant that the execution and delivery of this Amendment has been fully authorized by all necessary corporate action.

BORROWER: DAKTRONICS, INC. By: /s/ Reece A. Kurtenbach Name: Reece A. Kurtenbach Title: Chief Executive Officer By: /s/ Sheila M. Anderson Name: Sheila M. Anderson Title: Chief Financial Officer

LENDER: U.S. BANK NATIONAL ASSOCIATION By: /s/ Carl A. Johnson Name: Carl A. Johnson Title: Vice President